                                                                       EX-99.B5

                         INVESTMENT ADVISORY AGREEMENT

 AGREEMENT, made as of this 1st day of January, 1998, between VANGUARD VARI-ABLE INSURANCE FUND, INC., a Pennsylvania business trust (the "Fund"), and GRANAHAN INVESTMENT MANAGEMENT, INC., a Massachusetts Corporation
("Granahan").

 WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

 WHEREAS, the Fund desires to retain Granahan to render investment advisory services to certain assets of the Fund which the Board of Trustees of the Fund determines to assign to Granahan (referred to in this Agreement as the "Granahan Portfolio"), and Granahan is willing to render such services;

 NOW, THEREFORE, this Agreement

                              W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

  1. APPOINTMENT OF GRANAHAN. The Fund hereby employs Granahan as investment adviser, on the terms and conditions set forth herein, for the assets of the Fund which the Board of Trustees determines to assign to Granahan. The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to Granahan. Granahan accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

  2. DUTIES OF GRANAHAN. The Fund employs Granahan to manage the investment and reinvestment of the assets of the Granahan Portfolio, to continuously re-view, supervise and administer an investment program for such assets of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with records concerning the activities of Granahan which the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. Granahan shall discharge the foregoing responsibilities subject to the con-trol of the officers and the Board of Trustees of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's pro-spectus and applicable laws and regulations. Granahan agrees to provide, at its own expense, the office space, furnishings and equipment and the person-nel required by it to perform the services on the terms and for the compensa-tion provided herein.

  3. SECURITIES TRANSACTIONS. Granahan is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Granahan Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed here-in. Subject to policies established by the Board of Trustees of the Fund, Granahan may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Granahan determines in good faith that such amount of commission was reason-able in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transac-tion or overall responsibilities of Granahan with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Granahan will promptly communicate to the officers and Trustees of the Fund such in-formation relating to portfolio transactions as they may reasonably request.

  4. COMPENSATION OF GRANAHAN. For the services to be rendered by the Adviser as provided in this Agreement, the Fund shall pay to the Adviser at the end of each of the Fund's fiscal quarters, a fee calculated by applying a quar-terly rate, based on an annual percentage rate of 0.15%, to the average month-end net assets of the Portfolio for the quarter.

  Subject to the transition rule described in Section 4.1 of this Agreement, the Basic Fee, as provided above, shall be increased or decreased by applying an incentive/penalty fee adjustment based on the investment performance of the Granahan Portfolio relative to the investment performance of the Small Company Growth Fund Stock Index (the "Index") for the thirty-six month period ending with the applicable quarter. The Index, which is prepared by Morning-star, Inc. ("Morningstar"), measures the composite investment performance of the stocks held by the nation's largest small capitalization stock mutual funds. While Morningstar is not affiliated with the Fund or any of the Fund's affiliates, it maintains the Index pursuant to instructions from the Fund. The Fund may direct Morningstar to change the composition of the Index on a forward-looking basis, as appropriate.

  The following table sets forth the adjustment factors to Granahan's Basic Fee payable under this Agreement:

          CUMULATIVE 36-MONTH                                  PERFORMANCE FEE
     PERFORMANCE VERSUS THE INDEX                               ADJUSTMENT *
     ----------------------------                             -----------------
       Trails by -12% or more................................ -0.50 X Basic Fee
       Trails by more than -6% up to -12%.................... -0.25 X Basic Fee
       Trails/exceeds from -6% through 6%....................     0 X Basic Fee
       Exceeds by more than 6% but less than 12%............. +0.25 X Basic Fee
       Exceeds by 12% or more................................ +0.50 X Basic Fee

     --------
     * For purposes of this calculation, the basic fee is calculated by ap-plying the quarterly rate against average assets over the same time period which the performance is measured.

   4.1. TRANSITION RULE FOR CALCULATING GRANAHAN'S COMPENSATION. The Index shall not be fully operable as the performance benchmark used to determine Granahan's performance fee adjustment until the quarter ending December 31, 2000. Until that date, Granahan's performance fee adjustment shall be de-termined by linking the investment performance of the Index and that of the Russell 2000 Small Stock Index (the "Russell 2000") as follows:

    1. Quarter Ending March 31, 1998. Granahan's performance fee adjustment shall be determined by linking the investment performance of the Russell 2000 for the eleven quarters ending December 31, 1997 with that of the In-dex for the quarter ending March 31, 1998.

    2. Quarter Ending June 30, 1998. Granahan's performance fee adjustment shall be determined by linking the investment performance of the Russell 2000 for the ten quarters ending December 31, 1997 with that of the Index for the two quarters ending June 30, 1998.

    3. Quarter Ending September 30, 1998. Granahan's performance fee adjust-ment shall be determined by linking the investment performance of the Rus-sell 2000 for the nine quarters ending December 31, 1997 with that of the Index for the three quarters ending September 30, 1998.

    4. Quarter Ending December 31, 1998. Granahan's performance fee adjust-ment shall be determined by linking the investment performance of the Rus-sell 2000 for the eight quarters ending December 31, 1997 with that of the Index for the four quarters ending December 31, 1998.

    5. Quarter Ending March 31, 1999. Granahan's performance fee adjustment shall be determined by linking the investment performance of the Russell 2000 for the seven quarters ending December 31, 1997 with that of the In-dex for the five quarters ending March 31, 1999.

    6. Quarter Ending June 30, 1999. Granahan's performance fee adjustment shall be determined by linking the investment performance of the Russell 2000 for the six quarters ending December 31, 1997 with that of the Index for the six quarters ending June 30, 1999.

    7. Quarter Ending September 30, 1999. Granahan's performance fee adjust-ment shall be determined by linking the investment performance of the Rus-sell 2000 for the five quarters ending December 31, 1997 with that of the Index for the seven quarters ending September 30, 1999.

    8. Quarter Ending December 31, 1999. Granahan's performance fee adjust-ment shall be determined by linking the investment performance of the Rus-sell 2000 for the four quarters ending December 31, 1997 with that of the Index for the eight quarters ending December 31, 1999.

    9. Quarter Ending March 31, 2000. Granahan's performance fee adjustment shall be determined by linking the investment performance of the Russell 2000 for the three quarters ending December 31, 1997 with that of the In-dex for the nine quarters ending March 31, 2000.

    10. Quarter Ending June 30, 2000. Granahan's performance fee adjustment shall be determined by linking the investment performance of the Russell 2000 for the two quarters ending December 31, 1997 with that of the Index for the ten quarters ending June 30, 2000.

    11. Quarter Ending September 30, 2000. Granahan's performance fee adjust-ment shall be determined by linking the investment performance of the Rus-sell 2000 for the quarter ending December 31, 1997 with that of the Index for the eleven quarters ending September 30, 2000.

    12. Quarter Ending December 31, 2000. The Index shall be fully operable.

   4.2. OTHER SPECIAL RULES RELATING TO GRANAHAN'S COMPENSATION

    (a) Granahan Portfolio Performance. The investment performance of the Granahan Portfolio for any period, expressed as a percentage of the "Granahan Portfolio unit value" at the beginning of such period, shall be the sum of: (i) the change in the Granahan Portfolio unit value during such period; (ii) the unit value of the Fund's cash distributions from the Granahan Portfolio's net investment income and realized net capital gains (whether long-term or short-term) having an ex-dividend date occurring within such period; and (iii) the unit value of capital gains taxes paid or accrued during such period by the Fund for undistributed realized long-term capital gains realized from the Granahan Portfolio.

    The "Granahan Portfolio unit value" shall be determined by dividing the total net assets of the Granahan Portfolio by a given number of units. Pursuant to the Fund's investment advisory agreement with Granahan dated May 1, 1996, the number of units in the Granahan Portfolio originally was equal to the total shares outstanding of the Fund on that date. Subse-quently, as assets have been added to or withdrawn from the Granahan Port-folio, the number of units of the Granahan Portfolio has been, and shall continue to be, adjusted based on the unit value of the Granahan Portfolio on the day such changes are executed.

    (b) Index and Russell 2000 Performance. The investment record of the In-dex or Russell 2000 for any period, expressed as a percentage of the Index or Russell 2000, as applicable, at the beginning of such period, shall be the sum of: (i) the change in the level of the Index or Russell during such period, and (ii) the value, computed consistently with the Index or Russell 2000, of cash distributions having an ex-dividend date occurring within such period made by companies whose securities comprise the Index or Russell 2000. For this purpose, cash distributions on the securities which comprise the Index or Russell 2000 shall be treated as reinvested in the Index or Russell 2000, as applicable, at least as frequently as the end of each calendar quarter following the payment of the dividend.

    (c) Effect of Termination. In the event of termination of this Agreement, the fees provided in Sections 4 and 4.1 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

  5. REPORTS. The Fund and Granahan agree to furnish to each other with cur-rent prospectuses, proxy statements, reports to shareholders, certified cop-ies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

  6. STATUS OF GRANAHAN. The services of Granahan to the Fund are not to be deemed exclusive, and Granahan shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. Granahan shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

  7. LIABILITY OF GRANAHAN. No provision of this Agreement shall be deemed to protect Granahan against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

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


  8. DURATION AND TERMINATION. This Agreement shall become effective on Janu-ary 1, 1998, and shall continue in effect until December 31, 1998, and there-after, only so long as such continuance is approved at least annually by votes of the Fund's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of con-tinuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance shall be effected only if approved by the af-firmative vote of a majority of the outstanding voting securities of the Fund.

  Provided, however, that (ii) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Granahan, (ii) this Agreement shall automatically terminate in the event of its assignment, and (iii) this Agree-ment may be terminated by Granahan on ninety days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

  As used in this Section 8, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" shall have the re-spective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act of 1940.

  9. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

  10. PROXY POLICY. With regard to the solicitation of shareholder votes, the Fund shall vote the shares of all securities held by the Fund.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be exe-cuted this . day of . , 1997.

ATTEST:                                   VANGUARD VARIABLE INSURANCE FUND,
                                          INC.


By __________________________________
              Secretary                   By __________________________________
                                                         President

ATTEST:                                   GRANAHAN INVESTMENT MANAGEMENT, INC.


By __________________________________     By __________________________________

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